Exhibit A

May 28, 2013

Genesys and SoundBite Execs Explain the Deal

By: Peter Bernstein, Senior Editor

In late 2011 when Alcatel-Lucent decided to divest its Genesys contact center software and customer services solutions business to private equity firms, there was a lot of speculation about the company’s future. It included pundits’ skepticism as to whether customers would stay loyal and if the new owners would invest in organic and inorganic resources that could translate into profitable growth and sustainable market leadership.

Genesys hit the ground running in 2012 and has not looked back. It has demonstrated that the pundits and stakeholders need not have worried. The proof has been not just in the new capabilities brought to market since the change in ownership, but also in the acquisitions that have been made.

Assembling the puzzle pieces for the new Genesys

The first acquisition was the purchase in February of 2013 of Angel—a pioneer in providing cloud-based self-service contact center solutions. This was followed just a few days ago with the announcement that Genesys is acquiring SoundBite Communications. The Bedford, Massachusetts-based SoundBite is a cloud-based customer engagement solutions provider that is recognized for out-bound contact center solutions that focus on things like proactive collections, payment, mobile marketing applications and helping enterprises with compliance issues.

Fans at the current professional basketball and hockey playoffs are constantly exhorted to “Make Some Noise!” The moves by Genesys have done just that. There is a strategic vision at work that the new owners are committed to that has the industry’s attention.

The executive perspective

Curious about the strategy and its execution, I spoke with Dave Rennyson (who joined Genesys as part of the Angel acquisition), executive vice president and general manager, SaaS & Cloud, Genesys and Jim Milton, president and CEO, SoundBite Communications.

Rennyson put all of the puzzle pieces together when he said, “The goal was and is the creation of the ability to holistically address not just the needs of enterprise contact centers but the entire customer services space. It is based on the common DNA of Genesys, Angel and SoundBite in providing highly scalable and adaptable solutions.” Genesys historically has been an innovator in handling contact center interaction traffic in creative ways. What Angel and SoundBite add is the ability to make workflows, problem solving and thus all aspects of the customer experience simpler. “This is not just on the agent side of things but as importantly for the customer,” he added.

Rennyson further noted that the SoundBite acquisition was important because “Outbound is different. Many of our customers are large enterprises and their core business is not making volumes of phone calls. Marketing plans take a lot of planning and draw on a tremendous amount of business intelligence to be effective and that is what SoundBite provides. They enable large customers to solve the challenges of increasing touches, increasing engagement, using analytics for better targeting and improving workflows to increase operational efficiencies and effectiveness.”

This was a nice segue for Milton. He observed that, “We are a best of breed multichannel proactive engagement company and are purely cloud-based company. When you put our capabilities together with Genesys and Angel we have a unique position in what is in many cases a hybrid contact center world for large enterprises.” He continued by saying that out-bound really is different and that its importance as part of providing not just reactive but proactive customer care is increasingly being recognized by C-levels across the enterprise a vital to ensuring all customer experiences are compelling ones.

Milton went on to say that, “Large customers such as banks and telephone companies that have massive outbound campaigns along with the tremendous and changing types of inbound interactions that Genesys has pioneered handling, require sophisticated tools for automating and managing their campaigns. That is where we have years of experience with some of the largest enterprises in the world in key verticals. Our expertise in IVR and outbound that leverages the scale and scope of the cloud enables us to address all deployment models.”

Driving and moving the market

The combined Genesys, Angel and SoundBite company also believes that it is very well positioned to further help push the envelope improving customer interaction experiences based on its ability to provide enterprises with what they call “preference management” capabilities. The company believes it can help drive this market by leveraging its ability to serve as a repository for consumer preference information. This information is not only valuable to agents in providing inbound reactive customer care, but also on the outbound side where consumers will be able to tell entities they interact with frequently the best ways and means and times to contact them.

In fact, this is a “smart” capability with as mentioned invaluable business intelligence. It not only looks at stated behavior, but learns from observed behavior what works. As Milton said, “We think this is a bit of a crown jewel.”

The contact center and extended customer care markets are in the midst of fairly noticeable and potentially disruptive shifts. C-levels across enterprises are becoming more focused and fully engaged on providing improved customer experiences to generate brand loyalty. They are also looking to leverage that loyalty and the wealth of intelligence about consumer behavior (including why people are less than satisfied) into competitive advantage. They are starting to understand that being reactive is no longer sufficient, especially when it comes to having permission to literally continue the conversation.

It has been observed that the contact center is “the front door to a company’s value chain.” This is true from both the inbound and outbound perspectives. Enterprises, particularly large ones, are in most cases basically on the bottom of the on-ramp to the learning curve as to the benefits of handling customer experiences holistically, and proactively. However, whether it is the explosion of C-level titles that contain the words “customer experience” or the investments that are being made in contact center capabilities, the trends seem clear. These executives are also shortening their vendor lists. They are seeking trusted partners with comprehensive capabilities to help them in their transformations to being better aligned with customer needs in a rapidly changing and fickle world where the competition is always just a click away.

There are a lot of moving parts, and Genesys is methodically and rather quickly putting them all together. It is no wonder the recent acquisitions have made some noise.

The tender offer described in this exhibit has not yet been commenced. This exhibit is neither an offer to purchase nor a solicitation of an offer to sell shares of SoundBite. At the time the tender offer is commenced, Genesys and its new wholly owned subsidiary, Sonar Merger Sub, intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and SoundBite intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. SOUNDBITE COMMUNICATIONS, INC. STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. Stockholders of SoundBite will be able to obtain a free copy of these documents (when they become available) and other documents filed by SoundBite and Genesys with the Securities and Exchange Commission (“SEC”) at the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain a free copy of the tender offer documents (when they become available) from the information agent to be named in the offer to purchase or from Genesys.